Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Skyworks Solutions, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock par value $0.25 per share	Other	662,520 (2)	$64.77 (3)	$42,911,420.40 (3)	$153.10 per $1,000,000	$6,569.74

Total Offering Amounts					$42,911,420.40		$6,569.74

Total Fee Offsets							—

Net Fee Due							$6,569.74

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of the maximum number of shares issuable under new hire inducement restricted stock unit awards and performance share awards to be granted on or about February 17, 2025 to an employee of the registrant as an inducement material to entry into employment with the registrant in accordance with Nasdaq Listing Rule 5635(c)(4).

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the registrant’s Common Stock as reported on the Nasdaq Global Select Market on February 11, 2025.